Exhibit 10.11

Randall C. Schatzman, Ph.D. Chief Executive Officer and Board Director Bolt Biotherapeutics

April 14, 2020

William Quinn

Dear William:

Bolt is pleased to offer you a position with Bolt Biotherapeutics, Inc. (the “Company”). If you decide to join us, the terms of your employment will be as follows:

Title:	Chief Financial Officer

Supervisor:	Chief Executive Officer

Offer Expiration:	This offer expires on May 8, 2020

Annual salary:	Three hundred sixty thousand dollars ($360,000).

Pay Frequency:	You will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

Target Bonus:	You will be eligible to receive an annual target bonus of thirty-five percent (35%) of your effective base salary on a calendar year basis (pro-rated for a partial year based upon your actual start date with Bolt). The actual amount of your annual bonus will be comprised of two components: i) your individual performance; ii) the Company’s overall performance.

Bonus terms:	You must be employed at the time of payment of any such bonus except in the event of termination without Cause or voluntary resignation for Good Reason.

Stock options:	Subject to board approval, the Company will grant you an option to purchase one million one hundred fifty-five thousand (1,155,000) shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. This grant will be presented to the Board for approval at the first meeting of the Company’s Board of Directors following your start date. This option grant shall be subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. You will be eligible for early exercise of any portion of your option grant.

|  www.boltbio.com  |  900 Chesapeake Drive  |  Redwood City  |  CA  |  94063  |  confidential

Severance

In the event of termination without cause or voluntary resignation for Good Reason (“Covered Termination”), the Company will provide you with nine (9) months of salary to be paid in a lump sum, nine (9) months of COBRA reimbursement, and a pro-rated bonus.

“Good Reason” is defined as: material breach of the terms and conditions of this offer letter, change in reporting line to anyone other than the Chief Executive Officer or in the absence of a CEO another acting head official of the Company, material reduction of authority, duties, or responsibilities or change in title reflective of such reduction (meaning the assignment to the executive of any duties, the reduction of the executive’s duties or the removal of the executive from his or her position and responsibilities, either of which results in a material diminution of executive’s authority, duties or responsibilities with the Company as in effect immediately prior to such change), provided that a material reduction solely because Bolt is acquired by a larger entity (for example, if a CFO of Bolt remains CFO following a change in control but is not made the CFO of the acquiring corporation) will not constitute Good Reason, provided that in the event the Company is acquired by a larger organization, executive’s level of duties and responsibilities with respect to the business of the Company which may be at a subsidiary level or divisional unit of a larger combined company, remains substantially similar as prior to such acquisition. Material reduction (at least 5% or more) of your gross Annual Salary, unless pursuant to a salary reduction program applicable to the Company’s senior management team; or change in worksite of more than 50 miles (as applicable). Executive’s resignation will not be deemed to be for Good Reason unless Executive has first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.

Double Trigger Accelerated Vesting	At the time Bolt establishes an Executive Severance Program, in the event of a Change of Control or a Covered Termination, the vesting of Executive’s then-outstanding unvested Stock Awards shall be accelerated in accordance with the Executive Severance Program.

Vacation:	Four weeks accrued on an annual basis.

As an employee, you will also be eligible to receive certain employee benefits. During the period of your full-time employment by the Company, you shall be eligible for the Company’s basic employment benefits to the extent they are generally available to all Company employees, such as medical, dental and vision insurance, sick leave and holidays. You shall also be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its employees. The Company may modify or cancel benefits from time to time as it deems appropriate in its sole discretion. In addition, you will be entitled with respect to your acts or failures to act during your employment to liability insurance coverage on the same basis as other managers and officers of the Company.

You should note that the Company may modify job titles, salaries, annual target bonus, benefits, reporting relationships and other terms of employment from time to time as it deems necessary or useful.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least three weeks prior written notice.

The Company may undertake a background investigation, degree verification and reference checks in accordance with applicable law. This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15

U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation will not include information bearing on your credit worthiness. This job offer is contingent upon a clearance of such a background investigation and/or reference check and upon your written authorization to obtain a consumer report and/or investigative consumer report.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Any external activity would be directly discussed with the Bolt CEO prior to initiation or continuation. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be no later than May 8, 2020 or as otherwise agreed. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, it’s at-will employment provision, may not be modified or amended except by a written agreement signed by an officer of the Company and you.

We look forward to your favorable reply and to working with you at Bolt Biotherapeutics, Inc.

Sincerely,

/s/ Randall C. Schatzman, Ph.D.
Randall C. Schatzman, Ph.D.
Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ William Quinn
Printed Name:	William Quinn
Date:	4/23/2020

Enclosures:

Employee Invention Assignment And Confidentiality Agreement

At-Will Employment, Confidential Information, Invention Assignment, And Arbitration Agreement

Approved Activities List

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Service on boards of directors of companies that are not competitive with the business of the Company, provided that the cumulative such participation shall not exceed the greater of eight (8) days per year or such number of days as is reasonably required for Executive to serve on the board of directors of two (2) such approved companies.

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Consult with Sunesis Pharmaceuticals, Inc. for no more than 4 hours per month up to a maximum of 12 months, to assist Sunesis after your departure, provided that such consulting does not interfere with your duties at the Company.

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Current roles for “mothballed” companies that require minimal effort: Director & CFO of Midnight Pharmaceuticals, Inc., an S Corporation that owns certain rights to a product candidate for insomnia; and Director of Solar Roof Dynamics LLC.

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Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from service on boards of charitable organizations or otherwise participating in civic, charitable or fraternal organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

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